Exhibit 4.1

CERTIFICATE OF DESIGNATION

of

8% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A

of

TRULITE, INC.

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Trulite, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the following resolution was duly adopted at a meeting of the board of directors of the Company (the “Board of Directors”) held on July 22, 2004, pursuant to Section 151(g) of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.0001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Designation and Amount. The shares of this series of Preferred Stock shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,500,000. Such number of shares may be decreased at any time by resolution of the Board of Directors if any shares are repurchased or redeemed pursuant to Section 5; provided, however, no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

Ranking. The Series A Preferred Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Company: (a) senior to or on a parity with all other classes and series of the Company’s preferred stock, and (b) senior to the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

Liquidation.  Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company (in connection with the bankruptcy or insolvency of the Company or otherwise), out of the assets available for distribution to stockholders, the holders of Series A Preferred Stock shall be entitled to receive, in preference to any payment or distribution to the holders of Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock, as to dividends, liquidation, dissolution or winding up, $1.00 per share plus an amount equal to all Preferred Dividends (as defined in Section 4 below) (whether or not earned or declared) accrued and unpaid on each such share up to and including the date of final distribution to such holders (such aggregate amount, the “Preferred Liquidation Value”). After the Preferred Liquidation Value and all accrued and unpaid Preferred Dividends have been paid on the Series A Preferred Stock, the remaining assets shall be paid to the holders of Common Stock and other junior classes of stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the Series A Preferred Stock the full amount of their preference set forth above and the holders of any other series of capital stock of the Company ranking on a parity with the Series A Preferred Stock the liquidating payments to which they are entitled, then the remaining net assets of the Company shall be divided among and paid to the holders of the shares of Series A Preferred Stock and any such other capital stock of the Company ranking on a parity with the Series A Preferred Stock ratably per share in proportion to the full per share amounts to which they would be entitled if all amounts payable thereon were paid in full, and the holders of Common Stock and other junior classes of stock will receive nothing. A merger or consolidation of the Company with or into, or the sale of all or substantially all of the assets of the Company to, any other corporation or entity in which the stockholders of the Company do not own a majority of the outstanding shares of capital stock shall be deemed to be a liquidation, dissolution or winding up within the meaning of this provision.

Dividends.

The Series A Preferred Stock is entitled to receive, out of legally available funds, preferential cumulative dividends from the issuance date thereof at the annual rate of eight percent (8%) (the “Preferred Dividends”) of $1.00 per share (the “Original Issue Price”), payable at the option of the Company in cash or in shares of Series A Preferred Stock. All Preferred Dividends, if declared by the Board of Directors, shall be payable quarterly and promptly on the first business day that occurs on or after each January 1, April 1, July 1 and October 1 of each year (each, a “Dividend Payment Date”), commencing on October 1, 2004, to holders of record on the record date, which the Board of Directors shall fix not more than sixty (60) days or less than ten (10) days preceding a Dividend Payment Date. Preferred Dividends shall cease to accrue on shares of Series A Preferred Stock on any Redemption Date (as defined in Section 5(b) or on the date of their earlier conversion. With respect to any dividends or other distributions payable to the holders of Common Stock, the Series A Preferred Stock shall participate in such dividend or other distribution on an as converted basis.

Preferred Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock and to accumulate from the issuance date of such shares until paid whether or not earned or declared, but Preferred Dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. Preferred Dividends shall accrue whether or not there shall be (at the time any such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends.

No dividend shall be declared on any other series or class or classes of stock as to which the Series A Preferred Stock ranks on a parity or prior as to dividends or liquidation, in respect of any period, nor shall any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series A Preferred Stock at the time outstanding all (whether or not earned or declared) accrued and unpaid dividends for all periods coinciding with or ending before such dividend, redemption, purchase, acquisition or payment. Preferred Dividends shall also be payable upon any Redemption Date, upon the final distribution date relating to the dissolution, liquidation or winding up of the Company and the initial public offering of the Common Stock.

Redemption at Option of Majority of Holders of Series A Preferred Stock.

At any time after the occurrence of any Optional Redemption Event (as defined in Section 5(b)), within 30 days (the “Redemption Date”) after the receipt by the Company of a written request from the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock that all or some of such holders’ shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Company will, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefore a sum per share equal to $2.00 (the “Redemption Price”) plus all accrued and unpaid Preferred Dividends (if any). Any redemption effected pursuant to this Subsection 5(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders.

The following shall be Optional Redemption Events:

The fifth anniversary of the date of initial issuance of the Series A Preferred Stock (the “Issuance Date”);

Any person or group of related or affiliated persons shall have become the beneficial owner or owners of 25% or more of the outstanding voting stock of the Company; provided, that beneficial ownership of Series A Preferred Stock shall not be given effect toward counting a person’s or group of related or affiliated persons’ beneficial ownership;

There shall have occurred a merger or consolidation in which the Company is not the survivor or in which holders of Common Stock of the Company have become entitled to receive cash, securities of the Company other than voting Common Stock or securities of any other person; or

At any time a majority of the members of the Board of Directors of the Company shall be persons who were elected at one or more meetings held, or by one or more consents given, by the stockholders of the Company during the preceding twelve months and who were not members of the Board of Directors twelve months prior to that time.

On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares to the Company, duly endorsed, in the manner and at the place designated in the notice of redemption and thereupon the Redemption Price for such shares shall be payable in cash to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall be issued forthwith.

Notice of redemption having been given as provided in Section 5(a) above, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, unless the Company defaults in the payment in full of the applicable Redemption Price, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Series A Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefore.

The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series A Preferred Stock.

If the Company is legally unable or unable, without causing a default under any of the notes, bonds, debentures, indentures, credit or loan agreements, or any other agreement, document or instrument pertaining to any indebtedness related to borrowed money to which the Company is a party or to which its assets are subject, to discharge its obligation to redeem all outstanding shares of the Series A Preferred Stock pursuant to Section 5(a) on the Redemption Date, such redemption obligation shall be discharged as soon as the Company is able to discharge such redemption obligation. If the Company fails to discharge its obligation to redeem all outstanding shares of the Series A Preferred Stock pursuant to Section 5(a) on the Redemption Date, the shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the accrual and payment of dividends, provided, however, that the Dividend Rate shall increase to an annual rate of nine and one-half percent (9.5%). If and so long as the redemption obligation with respect to the Series A Preferred Stock shall not be fully discharged, the Company shall not declare or make any dividend or other distribution or, directly or indirectly, redeem, purchase, or otherwise acquire for any consideration any other series or class or classes of stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any such securities.

Conversion.

Optional Conversion. Each share of Series A Preferred Stock is convertible, in whole or in part, at the option of the holder thereof (“Optional Conversion”), at any time, into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be the Original Issue Price; provided, however, that the Conversion Price shall be subject to adjustment as set forth in Subsection 6(d).

Automatic Conversion. Each share of Series A Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, at the then effective Conversion Price at any time on or after (1) the closing of the sale of shares of Common Stock, at a price per share (prior to underwriting commissions and discounts) which results in the Company having a market value of at least $50 million, in a fully, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company, underwritten by a reputable underwriter acceptable to the holders of a majority of the then outstanding Series A Preferred Stock, resulting in at least $10,000,000 of gross proceeds to the Company, or (2) the date specified by written consent or agreement by the holders of a majority of the outstanding shares of Series A Preferred Stock.

Mechanics of Conversion. Conversion of shares of Series A Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and proper assignment of such certificates to the Company or in blank to the office of any transfer agent for the shares of Series A Preferred Stock or to any other office or agency maintained by the Company for that purpose (the “Transfer Agent”) and otherwise in accordance with reasonable conversion procedures established by the Company. Holders of shares of Series A Preferred Stock at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividends so declared on such shares of Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares of Series A Preferred Stock following such record date and prior to such Dividend Payment Date. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Common Stock and if the holder of the shares being so converted shall have elected to receive dividends subsequent to such conversion, all accrued and unpaid dividends in accordance herewith, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable after the surrender of the Series A Preferred Stock, the Company shall issue and deliver to such holder certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof.

Conversion Price Adjustments. The Conversion Price in effect from time to time for the Series A Preferred Stock shall be subject to adjustment in certain cases as follows:

If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 6(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction:

the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company or other assets which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or assets (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 6(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock.

If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 6(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 6(d)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 6(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 6(d)(iv)), or a merger or consolidation of the Company with or into another corporation or other business entity, or the sale of all or substantially all of the Company’s properties or assets to any other, then as a part of any such transaction an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation or other business entity resulting from any such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d)(v) with respect to the rights of the holders of the Series A Preferred Stock after any such transaction to the end that the provisions of this Section 6(d)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the price per share for which additional shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect or if, after any such issuance of Common Stock Equivalents, the price per share for which additional shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price, then the applicable Conversion Price upon each such issuance or amendment shall be reduced, as of the opening of business on the date of such issuance or amendment, to the price at which such Common Stock Equivalents shall be issued.

Notwithstanding any other provision of this Subsection 6(d), if the Company, after the Issuance Date and at any time prior to the latest to occur of the (A) first anniversary of the Issuance Date or (B) date of the consummation of a financing transaction of the Company resulting in at least $500,000 of gross proceeds to the Company, issues any options to purchase Common Stock to any employees of the Company, then the applicable Conversion Price upon such issuance shall be adjusted so that the or standing shares of Series A Preferred Stock in the aggregate shall be convertible into the same percentage of the outstanding Common Stock on a fully diluted basis after such issuance as immediately prior to such issuance.

In case any shares of Common Stock or Convertible Securities (other than the Series A Preferred Stock), or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

In case the Company shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

Certificate as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant thereto.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (1) with respect to any dividend or distribution upon the Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock or (3) for determining rights to vote with respect to any transaction referred to in Section 6(e)(v), dissolution, liquidation or winding up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any such transaction, dissolution, liquidation or winding up will take place.

No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In Lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares of Common Stock up to the nearest whole number of shares of Common Stock.

Reservation of Stock Issuable Upon Conversion. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.

New Certificates. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred stock representing the unconverted portion of the certificate so surrendered as required by Section 6(c).

Voting Rights.

Except as otherwise provided by Delaware law, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of stockholders or written consent in lieu of meetings with respect to any matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, by the provisions of Subsection 7(b) or 7(c) below, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

The Company shall not amend, alter or repeal preferences, rights, powers or other terms of Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.6%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Company shall be deemed to affect adversely the Series A Preferred Stock.

Without the affirmative vote of the holders of not less than a majority of the shares of Series A Preferred Stock outstanding, voting together as a single class, the Company shall not amend or waive any of the provisions of the Certificate of Incorporation or this Certificate of Designations, which would materially and adversely affect any right, preference or privilege of the Series A Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the creation and/or issuance of other series of Preferred Stock, in each case ranking junior to the Series A Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences or privileges and shall not require the consent of the holders of the then outstanding Series A Preferred Stock.

Reacquired Shares. Any shares of Series A Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under Delaware law.

Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Replacement. Upon receipt of evidence satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate.

Successors and Transferees. The provisions applicable to shares of Series A Preferred Stock shall bind and inure to the benefit of and be enforceable by the Company, the respective successors to the Company, and by any record holder of shares of Series A Preferred Stock.

IN WITNESS WHEREOF, Trulite, Inc. has caused this Certificate of Designations to be signed by the undersigned on this __ day of July, 2004.

TRULITE, INC.

By:
John Berger
President and CEO